Exhibit 10.2

AMENDMENT TO EMPLOYMENT AGREEMENT

THIS AMENDMENT TO THE EMPLOYMENT AGREEMENT (this “Amendment”) is made effective as of July, 2008 by and between ACE*COMM Corporation, a Maryland corporation (the “Company”), and George T. Jimenez (“Executive”).

Recitals:

A.             Executive and the Company entered into an employment agreement dated as of December 1, 2006 (the “Employment Agreement”); and

B.             Executive and the Company wish to amend the terms of the Employment Agreement in this Agreement.

Agreement:

NOW, THEREFORE, in consideration of the agreements contained herein and of such other good and valuable consideration, the sufficiency of which Executive acknowledges, the Company and Executive, intending to be legally bound, hereby agree that the Employment Agreement is hereby amended in the following respect:

1.              The Employment Agreement is hereby amended effective as of the date hereof as follows:

(a)       in Section 5.3(b)(ii)(B) of the Employment Agreement, after the words “if there has occurred a Change in Control, the Company shall pay him a severance payment in a lump sum equal to the sum of”, the words “the target bonus plus 400% of his annual Base Salary then in effect” are hereby replaced with “$375,000”;

(b)       in Section 5.3(b)(ii)(C), before the words “the Executive’s employment shall be deemed to continue for the balance of the term identified in Section 1 above for purposes of determining his participation,” the words “in either case” are hereby replaced with “in the case of subsection (A)” and after the end of such language, the following is added: “and in the case of subsection (B), the Executive will continue to participate until December 1, 2008”;

(c)       in Section 5.3(b)(ii)(C), after the words “the Company will instead pay the Executive the monetary value of the premium(s) that it would have paid on the Executive’s behalf if such continued coverage were permitted,” the words “not to exceed $10,000” are hereby added; and

(d)       in Section 5.3(b)(ii), all of the words starting with “If during the period the Executive would have full use of the Company-supplied automobile” and ending with “all stock options granted to Executive shall immediately vest and be exercisable for a period of 24 months following termination” are hereby deleted.

2.              Except as expressly amended by this Amendment, all terms of the Agreement shall remain in full force and effect. This Amendment may be executed in any number of counterparts, each of which shall constitute an original and all of which shall constitute one and the same agreement, and may be delivered by facsimile or e-mail. This Amendment shall be governed by and construed and enforced in accordance with, the laws of the State of Maryland (without regard to the principles of conflict of laws).

[THIS SPACE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the parties hereto have executed this Amendment on the date first written above.

ACE*COMM CORPORATION

By:/s/ Paul G. Casner
Name: Paul G. Casner
Title: Chairman, Compensation
Committee of the Board

Agreed and Accepted:

By:	/s/ George T. Jimenez
George T. Jimenez